CONTACT:  David P. Williams

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Roto-Rooter To Buy Assets of Its Largest Independent Franchise Operator

CINCINNATI, August 5, 2019 – Roto-Rooter Services Company, a wholly-owned subsidiary of Chemed Corporation ("Chemed") (NYSE: CHE) announced it has entered into an agreement to acquire all of HSW RR, Inc.’s (“HSW”) franchise operations and Western Drain Supply for an aggregate purchase price of $120 million. HSW is Roto-Rooter’s largest independent franchise operator.

Upon closing, which is subject to governmental approval, this will be Roto-Rooter’s largest franchise acquisition and will add fourteen Roto-Rooter franchises in the western U.S.  The franchised territories include: Metro Los Angeles (including Inland Empire, San Fernando Valley, San Gabriel County, Orange County) and San Diego, California; Dallas and El Paso, Texas; Phoenix, Tucson, and Florence, Arizona; Salt Lake City, Ogden, Park City and Provo, Utah; and Portland and Salem, Oregon. Collectively, these Roto-Rooter locations serve a population of approximately 32 million people.

This purchase is part of Roto-Rooter’s ongoing strategy of acquiring franchises to boost productivity, market share and profitability.

Listed on the New York Stock Exchange and headquartered in Cincinnati, Ohio, Chemed Corporation (www.chemed.com) operates two wholly owned subsidiaries:  VITAS Healthcare and Roto-Rooter.  VITAS is the nation's largest provider of end-of-life hospice care and Roto-Rooter is the nation’s leading provider of plumbing and drain cleaning services.

Statements in this press release or in other Chemed communications may relate to future events or Chemed's future performance.  Such statements are forward-looking statements and are based on present information Chemed has related to its existing business circumstances.  Investors are cautioned that such forward-looking statements are subject to inherent risk that actual results may differ materially from such forward-looking statements.  Further, investors are cautioned that Chemed does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.

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